Exhibit 99.1

Dex One Corporation Announces Closing of Cash Tender Offer for 12% / 14% Senior Subordinated Notes Due 2017

CARY, N.C.--(BUSINESS WIRE)--April 19, 2012--Dex One Corporation (NYSE: DEXO), a leading marketing services company, announced today that it has accepted for purchase approximately $98 million in principal amount of its approximately $311 million aggregate outstanding principal amount of 12% / 14% Senior Subordinated Notes due 2017 (the “Notes”) that were validly tendered and not validly withdrawn pursuant to its previously announced cash tender offer for the Notes (the “Tender Offer”).

The Tender Offer was made pursuant to the Offer to Purchase dated March 20, 2012 and the related Letter of Transmittal. The Tender Offer expired at 9:00 a.m. New York City time, on April 19, 2012. The total consideration paid by the company for Notes accepted for purchase was $270 per $1,000 aggregate principal amount of such Notes plus an amount in cash in lieu of the accrued and unpaid interest on such Notes, calculated at a rate of 12% per annum (the applicable rate for interest payments on the Notes made solely in cash) on the aggregate principal amount of such Notes from March 31, 2012 to, but not including, April 19, 2012.

Houlihan Lokey acted as dealer manager for the Tender Offer. Questions regarding the Tender Offer may be directed to the Liability Management Group of Houlihan Lokey at (212) 497-7864.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT DEX ONE CORPORATION

Dex One Corporation (NYSE: DEXO) is a leading marketing solutions provider helping local businesses and their customers connect wherever and whenever they choose to search. Building on its heritage of delivering print-based solutions, the company provides integrated products and services to help its clients establish their digital presence and generate leads. Dex One’s locally based marketing experts offer a broad network of local marketing solutions including online, mobile and print search solutions, such as DexKnows.com. For more information, visit www.DexOne.com.

CONTACT:
Media Contact:
Dex One Corporation
Chris Hardman, 303-784-1351
chris.hardman@dexone.com
or
Investor Contact:
Jamie Andelman, 800-497-6329
invest@dexone.com